YOUTHSTREAM MEDIA NETWORKS, INC.

                NON-QUALIFIED STOCK OPTION AGREEMENT-225,000 Shares

                                  July 2, 2001


     Youthstream Media Networks, Inc., a Delaware corporation with its principal office at 28 West 23rd Street, 6th Floor, New York, N.Y. 10010 (the "Company"), hereby grants to James G. Lucchesi, residing at 10 East 29th Street, Apt. 41A, New York, N.Y. 10016 (the "Executive"), an option under the Company's 2000 Stock Incentive Plan (the "Plan") to purchase up to 225,000 shares of the Company's common stock, par value $.01 per share, at the price of $1.55 per share, on the terms and conditions set forth in this agreement and in the Plan. Defined terms in the Plan mean the same in this agreement.

     The Company and the Executive intend this not to be an incentive stock option within the meaning of section 422 of the Internal Revenue Code.

     1. Vesting.

     (a) This option shall become exercisable (i.e., shall vest) with respect to 28,125 shares on the last day of each calendar quarter beginning September 30, 2001 provided that the Executive is employed by the Company or any Affiliate on that date. To the extent this option is not vested at the time of termination of the Executive's employment by the Company and its Affiliates, upon termination of the Executive's employment the option shall be non-exercisable and shall be canceled. There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date. This option shall expire on, and may not be exercised after, June 1, 2011 ("Termination Date").

     (b) Notwithstanding the provisions of section 1(a), if the Executive's employment is terminated by the Company prior to June 30, 2003 for any reason other than for cause or as a result of the Executive's death or disability, or if the Executive's employment is terminated by him prior to June 30, 2003 for Good Reason (the terms "cause" and "Good Reason" being defined in the employment agreement dated June 20, 2000, as amended, between the Company and the Executive (the "Employment Agreement")), the option shall then be deemed fully vested and may be exercised on and after the date of termination of employment (until expiration of the time for exercise of the option as provided in section 2(a)) for all of the 225,000 shares subject to the option.




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     2. Exercise.

     (a) This option shall be exercisable (to the extent vested) during the continuance of the Executive's employment and shall be exercisable after termination of the Executive's employment only as follows:

          (i) if the Executive's employment by the Company and its Affiliates is terminated for any reason other than termination by the Company for cause (as defined in the Employment Agreement) or termination by the Executive in breach of the Employment Agreement, this option may be exercised by the Executive (or, following the Executive's death, by the person or persons to whom his rights under this option pass by will or by the laws of descent and distribution), to the extent that it was exercisable at the date of termination of employment or becomes exercisable pursuant to section 1(b), within twenty four months after the effective date of termination of employment, but not later than the Termination Date; and

          (ii) if the Executive's employment is terminated by the Company for cause or is terminated by the Executive in breach of the Employment Agreement, this option and all rights under it, to the extent those rights have not been exercised, shall thereupon terminate. The determination by the Company's board of directors of the reason for termination of the Executive's employment shall be binding and conclusive on the Executive.

     (b) This option may be exercised, in whole or in part, at any time or from time to time prior to expiration of the time for exercise of the option as provided in section 2(a). The option may be exercised only in accordance with the procedure specified in section 6.3(d) of the Plan. If a registration statement under the Securities Act of 1933 is not then in effect with respect to the shares subject to the option, upon exercise of the option the Executive must furnish the Company with such representations and agreements as the Company may require to prevent disposition of the shares in violation of the Securities Act of 1933; in that event, the Company may place upon any stock certificate an appropriate legend referring to the restriction on disposition under the Securities Act of 1933.

     3. Restriction on Transfer of Option. Except as otherwise provided below, this option may not be transferred other than by will or by the laws of descent and distribution and, during the lifetime of the Executive, may be exercised only by him. In addition, this option may not be assigned, negotiated, pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the option or in the event of any levy upon the option by reason of any execution, attachment or similar process contrary to the provisions of this option agreement and the Plan, the option shall immediately become null and void.


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     4. Certain Rights Not Conferred by Option.

     (a) Nothing in this agreement or in the Plan shall (i) give the Executive any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Executive's employment at any time, (ii) limit the right of the Company's board of directors to manage the Company's business and affairs (including the authorization of the issuance of additional shares and the determination of the nature and amount of liabilities and obligations incurred by the Company or its Affiliates) without regard for the effect of any action upon the Executive or upon the value of the shares subject to, or acquired upon exercise of, this option, or (iii) give the Executive any claim against the Company or any of its officers or directors with respect to any action or omission relating to the Company's business or affairs, whether or not that action or omission affects the value of the shares subject to, or acquired upon exercise of, this option.

     (b) The Executive shall not, by virtue of holding this option, be entitled to any rights of a stockholder in the Company. The Executive shall not be considered a record holder of any shares purchased upon exercise of the option until the date on which he is actually recorded as a holder of the shares upon the Company's stock records.

     5. Expenses. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with the issuance of the Company's shares pursuant to this option. If the Company shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the issuance of shares pursuant to the exercise of this option, the Executive shall make available to the Company sufficient funds to meet the withholding requirements and the Company shall be entitled to take and authorize any steps it deems advisable in order to have those funds made available to the Company out of any funds or property due or to become due to the Executive.

     6. Acceptance of Provisions of Plan. This agreement is subject to all of the provisions of the Plan, and the Executive agrees to, and shall be bound by, all of the terms and conditions of the Plan. The Executive acknowledges having received and read a copy of the Plan.

     7. Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or three days after being mailed by registered mail, return receipt requested, to the parties at their respective addresses set forth above (or at such address as a party may specify by notice to the other). Any notice to the Company shall be addressed to the attention of the Company's Chief Financial Officer.

     8. Complete Agreement; Governing Law; Amendment. This agreement, the Employment Agreement and the Plan contain a complete statement of all of the arrangements between the parties with respect to the option provided for in this

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agreement. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York and cannot be changed or terminated orally.

     9. Headings. The headings in this agreement are solely for convenience of reference and shall not affect its interpretation.



                              Youthstream Media Networks, Inc.



                              By:    /s/ HARLAN D. PELTZ
                                 ------------------------------


AGREED:


/s/ JAMES G. LUCCHESI
-------------------------------
    James G. Lucchesi


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